Exhibit 99.1

ANTHEM PROVIDES NATIONWIDE

COORDINATED RESPONSE TO COVID-19

Indianapolis, Ind. - April 29, 2020 - Against the backdrop of the national healthcare crisis, Anthem, Inc. (NYSE: ANTM) has been deeply committed to supporting its health plan members, customers, care providers, associates and local communities through affordable care and lasting recovery.

“Anthem recognizes the important role we play as part of the national response to the COVID-19 pandemic,” said President and CEO Gail K. Boudreaux. “Guided by our mission and values, Anthem is engaging across the country and in our local communities to support our members, customers and partners with relief and care during this challenging time. We are grateful to all those fighting on the front lines of this healthcare crisis, and will continue to stand with them as we work through this pandemic together.”

Anthem’s deep roots in the community combined with its legacy and commitment to leadership, innovation and agility, have enabled the company to quickly and seamlessly work with local, state and federal officials, care providers, customers and community partners in the face of the pandemic.

As part of Anthem’s coordinated response, the company has been focused on increasing access and coverage, adapting tools and policies, leveraging its expertise in data and advanced analytics to provide innovative solutions, and delivering outreach and relief to those in need. Details regarding the company’s actions include the following:

Care for our Anthem associates

•	Deployed business continuity plans and transitioned nearly all of our associates to work from home while maintaining service operations.

•	Expanded associate benefits to provide additional support, including providing up to 80 hours of paid leave, reimbursement of installation and monthly internet service fees for hourly associates, and offering virtual wellbeing resources.

•	Ensuring our frontline medical staff are following CDC guidelines and are equipped with the proper equipment and supplies to minimize risk to themselves and patients.

Care for our consumers, customers, and providers

•	Waived all cost-sharing for COVID diagnostic tests as well as treatment.

•	Increased access to virtual care and waived cost-sharing for telehealth and phone visits, including those for mental health.

•	Relaxed early prescription refill policies for maintenance and specialty medications - proactively encouraging the use of home delivery services ensuring continuous access to necessary medications.

•	Developed a Coronavirus Assessment tool within our Sydney Care app to help people quickly and safely evaluate symptoms, assess their risk of having COVID-19, and connect directly to a board-certified doctor via text or video. Doctors can recommend treatment options, and if needed, members can locate the nearest testing site using our site locator tool within the Sydney Care app.

•	Suspended select prior authorization requirements.

•	Recruiting and expediting the onboarding of care providers interested in providing telehealth services to members via Anthem’s telehealth service, Live Health Online.

•	Providing post-discharge support to Medicare members with complex care needs who may need additional assistance as they transition back home following hospitalization.

•	Providing no-cost access to Employee Assistance Program (EAP) informational resources for 90 days to those members who do not already have access.

•	Providing resources to support the whole health needs of members, including resources to manage social isolation, job loss, food insecurity and stress.

•	Offering enhanced flexibility with regard to premium payments to eligible employer groups.

Care for our communities

•	Committed $50 million from the Anthem Foundation for COVID-19 response and recovery efforts to help areas of greatest need, including care provider safety, food insecurity, and mental and behavioral health resources.

•	The Anthem Foundation is matching 200 percent of associate donations to certain charities.

•	Launched the Anthem Medical Associate Volunteer Program, allowing associates with professional medical training to take paid leave and volunteer to serve on the frontline in communities in need.

•	Partnering with NYC-based Coalition of Asian-American IPA, an independent practice association with over 1,000 private practice providers, to provide free mobile testing across NYC while increasing access to testing in many other markets across the U.S.

•	CEO contributed two month’s salary to Anthem Foundation to support associate emergency relief fund, food banks, and protective equipment for healthcare workers in Indiana.

•	Partnered with ConvenientMD to provide drive-up testing services in Maine and New Hampshire.

•	With our Association of 35 other independent Blue Cross and Blue Shield companies, we have committed nearly $3 billion to ensure that more than 100 million Americans, along with care providers and hospitals, have access to necessary resources and support.

•	Providing virtual volunteer opportunities, like remote teaching or mailing cards to seniors faced with loneliness, to help associates safely give back to their communities.

•	Provided 20,000 hospital gowns Trinitas Regional Health Center in New Jersey.

•	Contributing $1 million to the newly created Rapid Response Loan Fund established by the Indianapolis Chamber of Commerce to provide critical funding for the nearly 43 thousand small businesses in Central Indiana.

•	Partnering with X Prize and other industry leaders to form a Global Pandemic Alliance to combat COVID-19 as well as prepare for future pandemics.

•	Engaging with our key industry partners, such as Blue Cross Blue Shield Association and America’s Health Insurance Plans, as well as state and federal lawmakers and regulators to help shape and guide policy decisions to support our members, customers, and care providers.

•	Serving on the Great American Economic Revival Industry Group led by President Trump designed to bring together business leaders from various industries and geographies to discuss the pragmatic and thoughtful path forward to re-starting the economy.

CONSOLIDATED HIGHLIGHTS

Earnings Per Share: GAAP net income was $5.94 per share in the quarter, including net negative adjustment items of $0.54 per share. Adjusted net income was $6.48* per share.

*Please refer to the GAAP reconciliation tables on page 15.

Membership: Medical enrollment totaled 42.1 million members at March 31, 2020, an increase of 1.3 million, or 3.2 percent, from March 31, 2019. Risk enrollment grew by 676 thousand lives, or 4.4 percent, and fee-based enrollment grew by 625 thousand lives, or 2.5 percent. Government Business enrollment increased by 849 thousand lives over the prior year quarter, driven by Medicaid, reflecting the acquisition of Medicaid members in Missouri and Nebraska and organic growth in our markets, and Medicare Advantage. Commercial & Specialty Business enrollment grew by 452 thousand lives driven by growth in the fee-based businesses, including the acquisition of AmeriBen, a third-party administrator (TPA).

During the first quarter of 2020, medical enrollment increased sequentially by 1.1 million lives, or 2.8 percent, reflecting growth in the National and Medicaid businesses, in part due to the aforementioned acquisitions.

Operating Revenue: Operating revenue was $29.4 billion in the first quarter of 2020, an increase of $5.1 billion, or 20.7 percent, versus the prior year quarter, driven by pharmacy product revenue related to the launch of IngenioRx. The increase was further attributable to higher premium revenue from rate increases to cover overall cost trends, including the return of the health insurance tax in 2020, and membership growth.

Benefit Expense Ratio: The benefit expense ratio was 84.2 percent in the first quarter of 2020, a decrease of 20 basis points from 84.4 percent in the prior year quarter. The decrease, as expected, was primarily driven by the return of the health insurance tax in 2020, partially offset by the extra calendar day in the first quarter of 2020 and margin normalization in the Individual business.

Medical claims reserves established at December 31, 2019 developed in line with the Company’s expectations during the first quarter of 2020.

Days in Claims Payable: Days in Claims Payable was 41.9 days as of March 31, 2020, an increase of 3.9 days from December 31, 2019.

SG&A Expense Ratio: The SG&A expense ratio was 12.8 percent in the first quarter of 2020, a decrease of 20 basis points from 13.0 percent in the first quarter of 2019, primarily driven by growth in operating revenue. The decrease was partially offset by the return of the health insurance tax in 2020 and increased spend to support growth initiatives.

Operating Cash Flow: Operating cash flow was $2.5 billion, or 1.7 times net income in the first quarter of 2020, an increase of $885 million compared to the prior year quarter, primarily driven by growth in premium revenue due to the return of the health insurance tax in 2020 and changes in working capital.

Share Repurchase Program: During the first quarter of 2020, the Company repurchased 1.9 million shares of its common stock for $529 million, or a weighted average price of $275.38. In response to circumstances arising from the COVID-19 pandemic, the Company has temporarily suspended share repurchase activity to enhance liquidity and financial flexibility. As of March 31, 2020, the Company had approximately $3.3 billion of Board-approved share repurchase authorization remaining.

Cash Dividend: During the first quarter of 2020, the Company paid a quarterly dividend of $0.95 per share, representing a distribution of cash totaling $240 million.

On April 28, 2020, the Audit Committee declared a second quarter 2020 dividend to shareholders of $0.95 per share. On an annualized basis, this equates to a dividend of $3.80 per share. The second quarter dividend is payable on June 25, 2020 to shareholders of record at the close of business on June 10, 2020.

Investment Portfolio & Capital Position: During the first quarter of 2020, the Company recorded net realized losses of $24 million and impairment losses totaling $57 million. During the first quarter of 2019, the Company recorded net realized gains of $78 million and impairment losses totaling $10 million.

As of March 31, 2020, the Company’s net unrealized loss position in the investment portfolio was $263 million, consisting of fixed maturity securities. As of March 31, 2020 cash and investments at the parent company totaled approximately $1.7 billion.

REPORTABLE SEGMENTS

Effective January 1, 2020, Anthem, Inc. has four reportable segments: Commercial & Specialty Business (comprised of the Local Group, National Accounts, Individual and Specialty businesses); Government Business (comprised of the Medicaid, Medicare, and Federal Health Products & Services businesses); IngenioRx, and Other (comprised of the Diversified Business Group and corporate expenses not allocated to our other reportable segments).

Anthem, Inc.

Reportable Segment Highlights

(Unaudited)

(In millions)	Three Months Ended March 31
	2020	2019	Change
Operating Revenue
Commercial & Specialty Business	$9,361	$9,392	(0.3)%
Government Business	17,466	14,925	17.0%
IngenioRx	5,197	—	NM2
Other	1,027	548	87.4%
Eliminations	(3,603)	(477)	NM2

Total Operating Revenue[1]	$29,448	$24,388	20.7%

Operating Gain / (Loss)
Commercial & Specialty Business	$1,420	$1,598	(11.1)%
Government Business	411	374	9.9%
IngenioRx	349	—	NM2
Other	14	(32)	NM2

Total Operating Gain[1]	$2,194	$1,940	13.1%

Operating Margin
Commercial & Specialty Business	15.2%	17.0%	(180)bp
Government Business	2.4%	2.5%	(10)bp
IngenioRx	6.7%	—	NM2
Total Operating Margin[1]	7.5%	8.0%	(50)bp

(1)	See “Basis of Presentation” on page 8 herein.
(2)	“NM” = calculation not meaningful.

Commercial & Specialty Business: Operating gain in the Commercial & Specialty Business segment totaled $1,420 million in the first quarter of 2020, a decrease of $178 million, or 11.1 percent, from $1,598 million in the first quarter of 2019. The decrease is primarily attributable to margin normalization in the Individual business and the shift of pharmacy earnings to the IngenioRx segment. The decrease is further due to the impact of one extra calendar day compared to the prior year quarter, partially offset by growth in value-added services.

Government Business: Operating gain in the Government Business segment was $411 million in the first quarter of 2020, an increase of $37 million, or 9.9 percent, from $374 million in the first quarter of 2019. The increase is primarily due to higher premiums from rate adjustments and membership growth in the Medicaid business as well as the return of the health insurance tax in 2020, partially offset by higher selling, general, and administrative spend to support growth as well as the impact of one extra calendar day compared to the prior year quarter.

IngenioRx: IngenioRx commenced operations in the second quarter of 2019. Operating gain was $349 million in the first quarter of 2020.

Other: The Company reported an operating gain of $14 million in the Other segment for the first quarter of 2020, compared with an operating loss of $32 million in the prior year quarter.

OUTLOOK

Full Year 2020:

•

GAAP net income is expected to be greater than $21.00 per share, including approximately $1.30 per share of net unfavorable items. Excluding these items, adjusted net income is expected to be greater than $22.30* per share.

Due to unprecedented uncertainty around the COVID-19 pandemic and its impact, the Company is withdrawing all other previously issued financial guidance metrics for 2020 until visibility improves.

*	Refer to the GAAP reconciliation tables on page 15.

Basis of Presentation

1.

Operating revenue and operating gain are the key measures used by management to evaluate performance in each of its reporting segments, allocate resources, set incentive compensation targets and to forecast future operating performance. Operating gain is calculated as total operating revenue less benefit expense, cost of products sold and selling, general and administrative expense. It does not include net investment income, net realized gains/losses on financial instruments, other-than-temporary impairment losses recognized in income, interest expense, amortization of other intangible assets, gains/losses on extinguishment of debt or income taxes, as these items are managed in a corporate shared service environment and are not the responsibility of operating segment management. Refer to page 15 for the GAAP reconciliation tables.

2.	Operating margin is defined as operating gain divided by operating revenue.

Conference Call and Webcast

Management will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time (“EDT”) to discuss the company’s first quarter results and outlook. The conference call should be accessed at least 15 minutes prior to the start of the call with the following numbers:

877-692-8955 (Domestic)	866-207-1041 (Domestic Replay)
234-720-6979 (International)	402-970-0847 (International Replay)

The access code for today’s conference call is 1722374. The access code for the replay is 3836663. The replay will be available from 11:30 a.m. EDT today, until the end of the day on May 13, 2020. The call will also be available through a live webcast at www.antheminc.com under the “Investors” link. A webcast replay will be available following the call.

Anthem Contacts:

Investor Relations	Media
Chris Rigg	Jill Becher, 414-234-1573
Chris.Rigg@anthem.com	Jill.Becher@anthem.com

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 108 million people, including more than 42 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Anthem, Inc.

Membership Summary

(Unaudited and in Thousands)

				Change from
Medical Membership	March 31, 2020	March 31, 2019	December 31, 2019	March 31, 2019	December 31, 2019
Customer Type
Local Group	15,848	15,697	15,682	1.0%	1.1%
Individual	717	773	684	(7.2)%	4.8%
National:
National Accounts	7,898	7,757	7,596	1.8%	4.0%
BlueCard®	6,197	5,981	6,060	3.6%	2.3%

Total National	14,095	13,738	13,656	2.6%	3.2%
Medicare:
Medicare Advantage	1,341	1,144	1,214	17.2%	10.5%
Medicare Supplement	914	867	905	5.4%	1.0%

Total Medicare	2,255	2,011	2,119	12.1%	6.4%
Medicaid	7,615	7,033	7,265	8.3%	4.8%
Federal Employees Health Benefits	1,614	1,591	1,594	1.4%	1.3%

Total Medical Membership	42,144	40,843	41,000	3.2%	2.8%

Funding Arrangement
Self-Funded	26,120	25,495	25,418	2.5%	2.8%
Fully-Insured	16,024	15,348	15,582	4.4%	2.8%

Total Medical Membership	42,144	40,843	41,000	3.2%	2.8%

Reportable Segment
Commercial & Specialty Business	30,660	30,208	30,022	1.5%	2.1%
Government Business	11,484	10,635	10,978	8.0%	4.6%

Total Medical Membership	42,144	40,843	41,000	3.2%	2.8%

Other Membership
Life and Disability Members	5,158	4,849	5,259	6.4%	(1.9)%
Dental Members	6,172	5,955	5,962	3.6%	3.5%
Dental Administration Members	1,311	5,491	5,516	(76.1)%	(76.2)%
Vision Members	7,510	7,169	7,261	4.8%	3.4%
Medicare Part D Standalone Members	383	289	283	32.5%	35.3%

Anthem, Inc.

Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)	Three Months Ended March 31
	2020	2019	Change
Revenues
Premiums	$25,517	$22,843	11.7%
Product revenue	2,344	—	NM
Administrative fees and other revenue	1,587	1,545	2.7%

Total operating revenue	29,448	24,388	20.7%
Net investment income	254	210	21.0%
Net realized (losses)/gains on financial instruments	(24)	78	NM
Impairment losses on investments:
Total impairment losses on investments	(101)	(13)	NM
Portion of impairment losses recognized in other comprehensive income	44	3	NM

Impairment losses recognized in income	(57)	(10)	NM

Total revenues	29,621	24,666	20.1%
Expenses
Benefit expense	21,489	19,282	11.4%
Cost of products sold	1,984	—	NM
Selling, general and administrative expense	3,781	3,166	19.4%
Interest expense	194	187	3.7%
Amortization of other intangible assets	83	87	(4.6)%
Loss/(gain) on extinguishment of debt	1	(1)	NM

Total expenses	27,532	22,721	21.2%

Income before income tax expense	2,089	1,945	7.4%
Income tax expense	566	394	43.7%

Net income	$1,523	$1,551	(1.8)%

Net income per diluted share	$5.94	$5.91	0.5%

Diluted shares	256.4	262.3	(2.2)%
Benefit expense as a percentage of premiums	84.2%	84.4%	(20)bp
Selling, general and administrative expense as a percentage of total operating revenue	12.8%	13.0%	(20)bp
Income before income taxes as a percentage of total revenue	7.1%	7.9%	(80)bp

“NM” = calculation not meaningful

Anthem, Inc.

Consolidated Balance Sheets

(In millions)	March 31, 2020	December 31, 2019
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,345	$4,937
Fixed maturity securities, current	19,881	19,676
Equity securities, current	570	1,009
Premium receivables	5,786	5,014
Self-funded receivables	2,613	2,570
Other receivables	2,926	2,807
Other current assets	4,135	3,020

Total current assets	41,256	39,033
Long-term investments:
Fixed maturity securities	505	505
Other invested assets	4,181	4,258
Property and equipment, net	3,350	3,133
Goodwill	21,661	20,500
Other intangible assets	9,613	8,674
Other noncurrent assets	1,833	1,350

Total assets	$82,399	$77,453

Liabilities and shareholders’ equity
Liabilities
Current liabilities:
Medical claims payable	$9,902	$8,842
Other policyholder liabilities	3,252	3,050
Unearned income	947	1,017
Accounts payable and accrued expenses	5,058	4,198
Short-term borrowings	1,075	700
Current portion of long-term debt	1,603	1,598
Other current liabilities	5,202	4,127

Total current liabilities	27,039	23,532
Long-term debt, less current portion	19,005	17,787
Reserves for future policy benefits	754	759
Deferred tax liabilities, net	2,213	2,227
Other noncurrent liabilities	1,695	1,420

Total liabilities	50,706	45,725

Shareholders’ equity
Common stock	3	3
Additional paid-in capital	9,338	9,448
Retained earnings	23,360	22,573
Accumulated other comprehensive loss	(1,008)	(296)

Total shareholders’ equity	31,693	31,728

Total liabilities and shareholders’ equity	$82,399	$77,453

Anthem, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

(In millions)	Three Months Ended March 31
	2020	2019
Operating activities
Net income	$1,523	$1,551
Adjustments to reconcile net income to net cash provided by operating activities:
Net realized losses (gains) on financial instruments	24	(78)
Depreciation and amortization	270	289
Deferred income taxes	57	55
Share-based compensation	67	70
Changes in operating assets and liabilities:
Receivables, net	(639)	(753)
Other invested assets	63	(21)
Other assets	(525)	(125)
Policy liabilities	692	791
Unearned income	(109)	96
Accounts payable and other liabilities	588	(354)
Income taxes	491	115
Other, net	13	(6)

Net cash provided by operating activities	2,515	1,630
Investing activities
Purchases of investments	(3,896)	(6,069)
Proceeds from sale of investments	2,728	5,236
Maturities, calls and redemptions from investments	597	393
Purchases of subsidiaries, net of cash acquired	(1,908)	—
Purchases of property and equipment	(204)	(234)
Other, net	(101)	22

Net cash used in investing activities	(2,784)	(652)
Financing activities
Net proceeds from commercial paper borrowings	905	178
Net proceeds from (repayments of) short-term borrowings	375	(50)
Net proceeds from (repayments of) long-term borrowings	248	(61)
Repurchase and retirement of common stock	(529)	(294)
Cash dividends	(240)	(206)
Proceeds from issuance of common stock under employee stock plans	44	76
Taxes paid through withholding of common stock under employee stock plans	(107)	(78)
Other, net	(17)	6

Net cash provided by (used in) financing activities	679	(429)
Effect of foreign exchange rates on cash and cash equivalents	(2)	(1)

Change in cash and cash equivalents	408	548
Cash and cash equivalents at beginning of year	4,937	3,934

Cash and cash equivalents at end of period	$5,345	$4,482

Anthem, Inc.

Reconciliation of Medical Claims Payable

	Three Months Ended March 31		Years Ended December 31
	2020	2019	2019	2018	2017
(In millions)	(Unaudited)	(Unaudited)
Gross medical claims payable, beginning of period	$8,647	$7,266	$7,266	$7,814	$7,656
Ceded medical claims payable, beginning of period	(33)	(34)	(34)	(105)	(539)

Net medical claims payable, beginning of period	8,614	7,232	7,232	7,709	7,117

Business combinations and purchase adjustments	339	—	—	199	76
Net incurred medical claims:
Current year	21,230	18,794	78,695	69,581	70,377
Prior years redundancies(1)	(700)	(455)	(500)	(930)	(1,133)

Total net incurred medical claims	20,530	18,339	78,195	68,651	69,244

Net payments attributable to:
Current year medical claims	13,744	12,163	70,294	62,748	62,923
Prior years medical claims	6,109	5,414	6,519	6,579	5,805

Total net payments	19,853	17,577	76,813	69,327	68,728

Net medical claims payable, end of period	9,630	7,994	8,614	7,232	7,709
Ceded medical claims payable, end of period	60	34	33	34	105

Gross medical claims payable, end of period	$9,690	$8,028	$8,647	$7,266	$7,814

Current year medical claims paid as a percentage of current year net incurred medical claims	64.7%	64.7%	89.3%	90.2%	89.4%
Prior year redundancies in the current year as a percentage of prior year net medical claims payable less prior year redundancies in the current year	8.8%	6.7%	7.4%	13.7%	18.9%
Prior year redundancies in the current year as a percentage of prior year net incurred medical claims	0.9%	0.7%	0.7%	1.3%	1.8%

(1)	Negative amounts reported for net incurred medical claims related to prior years result from claims being settled for amounts less than originally estimated.

Anthem, Inc.

GAAP Reconciliation

(Unaudited)

Anthem, Inc. has referenced “Adjusted Net Income” and “Adjusted Net Income Per Share,” which are non-GAAP measures, in this document. These non-GAAP measures are not intended to be alternatives to any measure calculated in accordance with GAAP. In addition to these non-GAAP measures, references are made to the measures “Operating Revenue” and “Operating Gain.” Each of these measures is provided to further aid investors in understanding and analyzing the company’s core operating results and comparing Anthem, Inc.’s financial results. A reconciliation of Operating Revenue to Total Revenue is set forth in the Consolidated Statements of Income herein. A reconciliation of the non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP, together with a reconciliation of reportable segments operating gain to income before income tax expense, is reported below.

	Three Months Ended March 31
(In millions, except per share data)	2020	2019	Change
Net income	$1,523	$1,551	(1.8)%
Add / (Subtract):
Net realized losses (gains) on financial instruments	24	(78)
Amortization of other intangible assets	83	87
Impairment losses recognized in income	57	10
Loss (gain) on extinguishment of debt	1	(1)
Transaction and integration related costs	12	—
Litigation expenses	8	26
Tax impact of non-GAAP adjustments	(46)	(14)

Net adjustment items	139	30

Adjusted net income	$1,662	$1,581	5.1%

Net income per diluted share	$5.94	$5.91	0.5%
Add / (Subtract):
Net realized losses (gains) on financial instruments	0.09	(0.30)
Amortization of other intangible assets	0.32	0.33
Impairment losses recognized in income	0.22	0.04
Loss (gain) on extinguishment of debt	—	—
Transaction and integration related costs	0.05	—
Litigation expenses	0.03	0.10
Tax impact of non-GAAP adjustments	(0.18)	(0.05)
Rounding impact	0.01	—

Net adjustment items	0.54	0.12

Adjusted net income per diluted share	$6.48	$6.03	7.5%

Full Year 2020 Outlook
Net income per diluted share	Greater than $21.00
Add / (Subtract):
Net realized losses (gains) on financial instruments	0.09
Impairment losses recognized in income	0.22
Transaction and integration related costs	0.05
Litigation expenses	0.03
Amortization of other intangible assets	Approximately $1.32
Tax impact of non-GAAP adjustments	Approximately ($0.41)

Net adjustment items	Approximately $1.30

Adjusted net income per diluted share	Greater than $22.30

	Three Months Ended March 31
(In millions)	2020	2019	Change
Reportable segments operating gain	$2,194	$1,940	13.1%
Net investment income	254	210
Net realized (losses)/gains on financial instruments	(24)	78
Impairment losses recognized in income	(57)	(10)
Interest expense	(194)	(187)
Amortization of other intangible assets	(83)	(87)
(Loss)/gain on extinguishment of debt	(1)	1

Income before income tax expense	$2,089	$1,945	7.4%

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect our views about future events and financial performance and are generally not historical facts. Words such as “expect,” “feel,” “believe,” “will,” “may,” “should,” “anticipate,” “intend,” “estimate,” “project,” “forecast,” “plan” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to: financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking statements. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. You are also urged to carefully review and consider the various risks and other disclosures discussed in our reports filed with the U.S. Securities and Exchange Commission from time to time, which attempt to advise interested parties of the factors that affect our business. Except to the extent otherwise required by federal securities laws, we do not undertake any obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof. These risks and uncertainties include, but are not limited to: the impact of large scale medical emergencies, such as public health epidemics and pandemics, including COVID-19, and catastrophes; trends in healthcare costs and utilization rates; our ability to secure sufficient premium rates, including regulatory approval for and implementation of such rates; the impact of federal and state regulation, including ongoing changes in the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, or collectively, the ACA, and the ultimate outcome of legal challenges to the ACA; changes in economic and market conditions, as well as regulations that may negatively affect our liquidity and investment portfolios; our ability to contract with providers on cost-effective and competitive terms; competitive pressures and our ability to adapt to changes in the industry and develop and implement strategic growth opportunities; reduced enrollment; unauthorized disclosure of member or employee sensitive or confidential information, including the impact and outcome of any investigations, inquiries, claims and litigation related thereto; risks and uncertainties regarding Medicare and Medicaid programs, including those related to non-compliance with the complex regulations imposed thereon; our ability to maintain and achieve improvement in Centers for Medicare and Medicaid Services, or CMS, Star ratings and other quality scores and funding risks with respect to revenue received from participation therein; a negative change in our healthcare product mix; costs and other liabilities associated with litigation, government investigations, audits or reviews; the ultimate outcome of litigation between Cigna Corporation and us related to the merger agreement between the parties and the potential for such litigation to cause us to incur substantial additional costs, including potential settlement and judgment costs; risks and uncertainties related to our pharmacy benefit management, or PBM, business including non-compliance by any party with the PBM services agreement between us and CaremarkPCS Health, L.L.C.; medical malpractice or professional liability claims or other risks related to healthcare and PBM services provided by our subsidiaries; general risks associated with mergers, acquisitions, joint ventures and strategic alliances; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and other intangible assets; possible restrictions in the payment of dividends from our subsidiaries and increases in required minimum levels of capital; our ability to repurchase shares of our common stock and pay dividends on our common stock due to the adequacy of our cash flow and earnings and other considerations; the potential negative effect from our substantial amount of outstanding indebtedness; a downgrade in our financial strength ratings; the effects of any negative publicity related to the health benefits industry in general or us in particular; failure to effectively maintain and modernize our information systems; events that may negatively affect our licenses with the Blue Cross and Blue Shield Association; the impact of international laws and regulations; changes in U.S. tax laws; intense competition to attract and retain employees; and various laws and provisions in our governing documents that may prevent or discourage takeovers and business combinations.